Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated May 16, 2011
Registration No. 333-169255

Investor Presentation

James Mandel – CEO

Dave Carlson – VP Financial Operations

DRIVEN BY PERFORMANCE℠

Legal Disclaimers

Forward Looking Statements

During the course of this presentation, the Company may make forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements including those made in this presentation. In order to comply with the terms of the Private Securities Litigation Reform Act, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. All forward-looking statements are based on information available to Management on this date, and Mulitiband Corporation, Inc. assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Multiband, as is common in its industry, uses adjusted EBITDA as a measure of performance to demonstrate earnings exclusive of interest and certain non-cash events. Multiband manages its business based on its cash flows. Multiband, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of assets obtained through historical activities. Multiband, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses adjusted EBITDA as its primary management guide. Since an outside investor may base its evaluation of Multiband's performance based on Multiband's net income or loss not its cash flows, there is a limitation to the adjusted EBITDA measurement. Adjusted EBITDA is not, and should not be considered, an alternative to net income or loss, loss from operations, or any other measure for determining operating performance of liquidity, as determined under accounting principles generally accepted in the United States (GAAP).

Adjusted EBITDA is a supplemental non-GAAP financial measure. Adjusted EBITDA is equal to net income (loss) excluding: (a) non operating losses (gains); (b) interest expense; (c) depreciation and amortization; (d) impairment of assets; and (e) income taxes. The most directly comparable GAAP measure to adjusted EBITDA in Multiband's case is net income (loss). EBITDA is equal to net income (loss) excluding: (a) non operating losses (gains); (b) interest expense; (c) depreciation and amortization; and (d) income taxes.

Notice of Prospectus

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling (763) 504-3000.

Industry Information

Information regarding market and industry statistics contained in this presentation is based on information available to us that we believe is accurate. It is generally based on publications that are not produced for investment or economic analysis.

The Offering

Company:	Multiband Corporation
Symbol / Exchange:	MBND / NASDAQ
Offering Type:	Underwritten Public Offering
Offering:	Primary Shares - 3.1 million Selling Shareholder (DirecTECH) - 6.9 million Total Shares - 10.0 million
Use of Proceeds:	General Corporate and Working Capital Purposes Including Potential Future Acquisitions and $2.0MM Redemption of 15% Class E Preferred Stock
Expected Pricing Date:	May 25, 2011
Sole Book-Running Manager:	Craig-Hallum Capital Group
Co-Manager:	Northland Capital Markets
Management:	Jim Mandel, CEO Dave Carlson, VP Financial Operations

Investment Highlights

- Core HSP segment generating significant, stable cash flow
  - $246MM in LTM revenue and $22MM* in LTM adj. EBITDA
- Compelling organic growth opportunity in MDU segment
  - Only 1% DIRECTV penetration in MDU vs. 27% penetration in single-family homes
  - Estimated $300MM+ recurring revenue opportunity in served addressable market (SAM) with 15% - 20% adj. EBITDA margins
- Well-established super-regional infrastructure lends itself to strategic acquisitions and additional commercial installation services
  - Demonstrated acquisition track record of successfully realizing synergies and improving operational efficiencies
- Offering will clean up capitalization structure and strengthen the balance sheet enabling MBND to execute on its growth strategy
  - Eliminates majority of preferred stock overhang

** Allocation of corporate overhead costs and stock-based compensations based on segment revenue contribution*

Multiband Overview

- Second largest DIRECTV home service provider (HSP) in America, handling approximately 15% - 20% of all DIRECTV's installations, maintenance and upgrades for residents of single-family homes
- Largest nationwide DIRECTV master system operator in the MDU market
    - Approximately 30% of DIRECTV MDU's
- Significantly improved operational and financial performance following the DirecTECH acquisition in January 2009
- Headquartered in Minneapolis, MN with operations in 32 states

Multiband Footprint



Financial & Other Data

	As of 5/12/11
Diluted Market Cap	$64MM
Enterprise Value	$100MM
	As of 3/31/11
LTM Revenue	$270MM
LTM Adj. EBITDA	$22MM
Employees	3,200

Multiband

DRIVEN BY PERFORMANCE SM

Market Overview: HSP

- DIRECTV has grown dramatically over the past 10 years
  - Number of U.S. DIRECTV subscribers has more than doubled from 9.5 million to 19.2 million
- HSP segment of high strategic importance to DIRECTV, outsourcing expected to handle roughly 60% of install volume
- DIRECTV has narrowed its suppliers of residential home installation services down to a few reliable providers
- Need providers which can deliver high quality installations and effectively resolve customer issues in an acceptable timeframe
- MBND handles 1.6 million installations and service calls each year
- MBND has top metrics among U.S. home service providers for customer satisfaction
- MBND has recently expanded installation services to include enhanced call and support center services, security, and wireless high speed internet

DIRECTV

- DIRECTV provides digital satellite television in the U.S. and Latin America
- Enterprise value of approximately $48.1 billion
- DIRECTV gaining market share at the expense of DISH and cable
  - More channels than comparably priced DISH or cable packages
  - Offers more HD channels, sporting events and 1080p movies
- Remains at the forefront of implementing cutting-edge video service technology
  - Potential near-term opportunities for MBND installing media servers and wireless 4G

DIRECTV U.S. Revenue ($Bn) [1]



$25
$20
$15
$10
$5
$0
$13.7
$15.5
$17.3
$18.7
$20.3
$21.6
$22.8
2006
2007
2008
2009
2010
2011E
2012E

U.S. Subscriber Data



(In Millions)
70
60
50
40
30
20
10
0
66.6
59.8
9.5
19.2
5.3
14.1
Cable (2)
DIRECTV (3)(4)
DISH (5)
2000
2010

1. Doug Mitchelson, "DIRECTV: DTV – Raising Estimates/Target," Deutsche Bank Securities, Apr. 14, 2011.
2. National Cable & Telecommunications Association, http://www.ncta.com/stats/basiccablesubscribers.aspx
3. Hughes Electronics Corporation 10-K SEC filing dated 3/6/01
4. DIRECTV 10-K SEC filing dated 2/28/11
5. DISH Network Corporation 10-K filings dated 2/24/11 and 3/13/01

Multiband

DRIVEN BY PERFORMANCE SM

Market Overview: MDU

- MBND is the leading MDU master system operator for DIRECTV
  - Approximately 30% of DIRECTV MDU's
- Domestic MDU Market: 30MM units (1/3 of total U.S. housing base) with 300K units built each year
- $60B market potential for voice, video and data services
- 1% penetration for DIRECTV, even though product is in high demand
- High priority market for DIRECTV

  "Retention strategy is first in the priority list, and then second, we are looking for selected channels and strategies where we might grow our business, and MDU is a good example of that" – May 2010

  "MDU is a big opportunity" – September 2010

  Michael White, CEO of DIRECTV

MBND is a key DIRECTV partner that enables triple play services (voice, video & data) in MDU

Why MBND MDU is Poised for Growth

- Recent changes in the regulatory environment removed anti-competitive barriers to entry in MDU
- New DIRECTV technologies have reduced the costs of MDU installations by approximately 80% over the last few years
- DIRECTV has identified MDU as an important growth opportunity
- MBND enables the triple play bundle in MDU
- MBND is currently the leading DIRECTV MDU fulfillment provider with the ability to bundle services and effectively manage the customer and customer billing
    - MBND at a significant competitive advantage with state-of-the-art call center and proprietary software
    - MBND is one of the only master system operators able to provide residents with a single consolidated bill for bundled services
- MBND is playing a leading role in the DIRECTV MDU initiative

Infrastructure

- Large service-oriented technical labor force
  - ~2,500 skilled field technicians
  - ~325 customer service representatives
  - ~375 other employees
- State-of-the-art call center in Fargo, ND
  - 125 seats
  - Significant IT investments to streamline operations and allow scale
- 28 field offices with coverage across 32 states
- More than 1,800 leased vehicles in fleet
- Additional offices for marketing, analytics, sales and corporate HQ



Other Installation & Service Opportunities

- MBND has the ability to start expanding into new installations and services by utilizing their operational infrastructure and super-regional footprint
- Largely fixed cost structure yields high margins on incremental revenue opportunities
- Variety of commercial opportunities emerging for skilled and equipped technicians
- Increased infrastructure utilization offsets seasonality

Acquisition Strategy

- Diversify scope of MBND technical installation and fulfillment services
- Expand geographic footprint and customer base
- Leverage existing MBND infrastructure to eliminate duplicative SG&A and overhead costs
- Improve operational efficiencies and reduce costs (fuel, vehicle leasing, insurance etc.)
- Track-record of successful acquisition integration:
  - Acquired DirecTECH (controlling stake) on January 2, 2009 for a total purchase price of $50.4MM
  - DirecTECH LTM EBITDA at the time of acquisition was approximately ($6.7MM)
  - For the twelve month period ending March 31, 2011 the HSP segment (former DirecTECH operations) generated approximately $22MM* in adj. EBITDA
  - Purchase Price / LTM adj. EBITDA = 2.2x

** Allocation of corporate overhead costs and stock-based compensations based on segment revenue contribution*

Growth Strategy

1) Continue to develop core HSP Business
   - Profitable and predictable core business critical to DIRECTV's operations
2) Rapidly grow MDU Business
   - Underpenetrated segment with attractive ROI characteristics
   - Potential to double revenue in each of the next two years
3) Expand Installation Services
   - Leverage far-reaching operational infrastructure and strong technical background for other installation services
   - Variety of commercial opportunities emerging for trained & equipped technicians
4) Pursue Strategic Acquisitions
   - Expand scope of technical installation services and geographic presence
   - Eliminate duplicative overhead costs and improve operational efficiencies

Target Financial Model

($ in MM's)	LTM 3/31/11	Target Model
HSP	$246	$250
MDU	$24	$150
Other Installations	$0	$100
Acquisitions	$0	$100
Total Revenue	**$270**	**$600**
Gross Profit	$80	$200
Gross Margin	*30%*	*33%*
Adj. EBITDA	**$22**	**$90**
Margin %	**8%**	**15%**

Experienced Management

James Mandel, CEO

- Co-founder and interim CEO of Call 4 Wireless, Inc.
- 1991–1996: VP of Systems for Grand Casinos, Inc.,
  - Grand Casinos, Inc. sold to Park Place Entertainment for $820MM

Steve Bell, President & CFO

- CFO and General Counsel since 1994
- Has been with Multiband for 25 years

Dave Ekman, CIO

- Chief Information Officer since 1999

Kent Whitney, COO

- Chief Operating Officer since 2004

Dave Carlson, VP Financial Operations

- VP Financial Operations since 2008

Mitch Clark, EVP

- Executive VP of Strategic Projects

MBND Financials

- MBND significantly improved operational performance and profitability following the acquisition and successful integration of DirecTECH
- Over the last twelve months, MBND reduced operating expenses by $15.7MM resulting in a $16.0MM increase in Adj. EBITDA

Operating Expenses ($MM)


$275
$250
$225
$200
$271.8
$256.1
($15.7)
LTM 3/31/10
LTM 3/31/11

Revenue ($MM)


$275
$250
$225
$200
$267.1
$269.8
LTM 3/31/10
LTM 3/31/11

Adj. EBITDA ($MM)


$25
$20
$15
$10
$5
$0
$5.8
$21.8
$16.0
LTM 3/31/10
LTM 3/31/11

Capital Structure

- Offering will eliminate class J and E preferred stock
- Company is pursuing expanded senior credit facility
  - New debt facility plus proceeds from offering enable MBND to capitalize on growth initiatives

($ in Millions)	Pre-Offering 3/31/2010	Post-Offering ProForma
Cash	$3.3	$12.1
Long-Term Debt	$34.0	$34.0
Net Debt	$30.7	$21.9
Preferred Stock	$15.2	$3.2
Diluted Shares Oustanding (MM)	16.6	19.7
	Net Debt / Adj. LTM EBITDA	**1.0x**

** Proforma cash balance based on proceeds from sale of 3.1MM shares at an assumed offer price of $3.88 (closing price on 5/12/11) after deducting estimated underwriting expenses, offering expenses, and $2.0MM redemption of class E preferred*

Investment Highlights

- Core HSP segment generating significant, stable cash flow
  - $246MM in LTM revenue and $22MM* in LTM adj. EBITDA
- Compelling organic growth opportunity in MDU segment
  - Only 1% DIRECTV penetration in MDU vs. 27% penetration in single-family homes
  - Estimated $300MM+ recurring revenue opportunity in served addressable market (SAM) with 15% - 20% adj. EBITDA margins
- Well-established super-regional infrastructure lends itself to strategic acquisitions and additional commercial installation services
  - Demonstrated acquisition track record of successfully realizing synergies and improving operational efficiencies
- Offering will clean up capitalization structure and strengthen the balance sheet enabling MBND to execute on its growth strategy
  - Eliminates majority of preferred stock overhang

** Allocation of corporate overhead costs and stock-based compensations based on segment revenue contribution*